EXHIBIT 99.1

j2 Global Prevails in Patent Markman Hearing

Court Rejects Opponents’ Claim Construction in j2 Global Patent Infringement
Lawsuits Against Easylink and Captaris

LOS ANGELES, CA—March 21, 2011—j2 Global Communications, Inc. (NASDAQ:JCOM), the provider of cloud-based, value-added communication, messaging and data backup services, today announced that the U.S. District Court for the Central District of California issued a Markman Order on March 2, 2011 in ongoing patent infringement litigation by j2 Global against Easylink Services International Corp. (NASDAQ:ESIC) and Captaris, Inc., a wholly-owned subsidiary of Open Text Corporation (NASDAQ:OTEX). In the litigation, j2 Global is alleging infringement of U.S. Patent Nos. 6,208,638 (“the ’638 patent”) and 6,350,066 (“the ’066 patent”), as well as two additional U.S. patents. In a Markman Order, the Court determines the meaning of disputed patent claim language.

In its Order, the Court construed each and every disputed claim term of the ’638 and ’066 patents in a manner consistent with the construction offered by j2. This result underscores j2 Global’s view that both Easylink and Captaris infringe these patents. While j2 Global did not initially include the ’066 patent in its case against Easylink, the Company is seeking to amend its complaint against Easylink to add the ’066 patent.

The ’638 Patent describes a system and method for accomplishing reliable transmission of facsimile and voice messages to users in email form. The ’066 Patent describes a system and method for making facsimile and voice messages available to users over the Internet.

“We are very pleased with the Markman Order and remain confident in our position that the defendants infringe our patent rights,” said Jeffrey D. Adelman, vice president and general counsel of j2 Global. “The Court’s Markman Order is a significant step towards the successful resolution of this litigation and further validates j2 Global’s ongoing commitment to the enforcement of its intellectual property rights.”

A copy of the Markman Order is available at: www.j2global.com/j2global/markman.

About j2 Global Communications

Founded in 1995, j2 Global Communications, Inc. provides outsourced, value-added messaging and communications services to individuals and businesses around the world. j2 Global’s network spans more than 4,300 cities in 49 countries on six continents. The Company offers Internet fax, voice and email solutions. j2 Global markets its services principally under the brand names eFax®, MyFax®, eFax Corporate®, Onebox®, eVoice®, Campaigner®, Electric Mail® and KeepItSafe™. As of December 31, 2010, j2 Global had achieved 15 consecutive fiscal years of revenue growth. For more information about j2 Global, please visit www.j2global.com.

Contact:

Bill Threlkeld
Senior Manager, Public Relations
press@j2global.com
323-386-2382